EXHIBIT 99.1

FINISH LINE ANNOUNCES PROMOTION OF GLENN LYON TO PRESIDENT AND ADDITIONAL SENIOR MANAGEMENT PROMOTIONS

INDIANAPOLIS—Monday, October 27, 2003—The Finish Line, Inc. (NASDAQ:FINL): Alan H. Cohen, Chairman and Chief Executive Officer announced today that the Board of Directors has promoted Glenn Lyon to the position of President. Mr. Cohen, as Chief Executive Officer, will continue to be responsible for the overall direction and strategy of the Company and Mr. Lyon, as President, will report to Mr. Cohen and will be responsible for all operations of the Company in addition to continuing his responsibilities as Chief Merchandising Officer.

Mr. Glenn S. Lyon, age 53, joined Finish Line in September 2001 and has served as Executive Vice President and Chief Merchandise Officer since that time. Prior to joining Finish Line, Mr. Lyon served as President & CEO of Paul Harris Stores, Inc. from March 2000 to February 2001. From October 1995 to February 2000, he held positions as President and General Merchandising Manager for Modern Woman Stores, a division of American Retail Group. Mr. Lyon also spent eight years with TJX Company as Senior Vice President and Executive Vice President of Merchandise and Marketing. Mr. Lyon started his career in February 1973 at Macy’s NY where he spent ten years in various merchandising positions. Mr. Lyon has significant retail management experience totaling over 30 years.

Mr. Steven J. Schneider, age 48, has been promoted to Senior Executive Vice President & will retain his title and responsibilities as Chief Operating Officer. Mr. Schneider will report directly to Mr. Lyon and will be responsible for the operations of the Company. Mr. Schneider joined the Company in April 1989 and has been Chief Financial Officer for the Company for the past 14 years holding various senior officer positions most recently as Executive Vice President—COO, CFO and Assistant Secretary from April 2001 to current. Mr. Schneider is a CPA and has over 24 years of retail financial management experience.

Mr. Kevin S. Wampler, age 40, has been named Executive Vice President—Chief Financial Officer and will retain his title and responsibilities as Assistant Secretary. Mr. Wampler will report directly to Mr. Schneider, the Company’s COO and will be responsible for all financial reporting, controls and investor relations for the Company. Mr. Wampler joined Finish Line in June 1993 as Corporate Controller and has held various financial officer positions during the past 10 years. Prior to his promotion, Mr. Wampler held the position of Senior Vice President—Chief Accounting Officer and Assistant Secretary. Mr. Wampler is a CPA and was previously employed by a national accounting firm where he held the position of Audit Manager at the time he left the firm.

Alan H. Cohen stated: “I are very pleased to announce Glenn’s promotion to the position of President. Glenn came to the Finish Line with extensive apparel retail experience and over the past two years has quickly learned the athletic footwear business. In a relatively short time, Glenn has proven his leadership and retail skills, and the ability to succeed in a difficult retail environment.’

‘Over the past decade, Steve and Kevin’s analytical skills and talents, hard work and dedication have been instrumental in our growth and success. They are deserving of these promotions and recognition and I look forward to their continued contributions to the success of our Company.’

‘I believe these promotions further solidify our goal to have the best, deepest and most experienced management team in the industry and will allow me to focus more on overall direction and strategy, planning and corporate governance. I congratulate each of these leaders of our Company and look forward to their continued success in their new roles.”

The Finish Line is a specialty retailer of men’s, women’s and children’s brand name athletic and lifestyle footwear, activewear and accessories. The Company currently operates 518 stores in 46 states.

Contact:	The Finish Line, Inc., Indianapolis
Kevin S. Wampler, 317/899-1022 ext 3220